EXHIBIT 4.600

TERMINATION AND RELEASE AGREEMENT

TERMINATION AND RELEASE AGREEMENT dated as of December 20, 2012 (this “Agreement”), by and between The Bank of New York Mellon, as Collateral Agent under the Collateral Agreement (as defined below) (the “Collateral Agent”) and Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”). Capitalized terms used but not defined herein shall have the meanings set forth in the Collateral Agreement.

WITNESSETH:

WHEREAS, BPIII and the Collateral Agent are parties to (i) the Collateral Agreement, dated as of November 5, 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Reynolds Group Holdings Inc. ( “RGHI”), Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., the other Grantors from time to time party thereto and the Collateral Agent (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”) and (ii) the First Lien Intercreditor Agreement, dated as of November 5, 2009, as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010, among the Collateral Agent, Credit Suisse AG (formerly Credit Suisse), as Administrative Agent (as defined therein), The Bank of New York Mellon, as Trustee (as defined therein), Wilmington Trust (London) Limited, as Additional Collateral Agent (as defined therein), the grantors party thereto and each additional representative from time to time party thereto (as further amended, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”);

WHEREAS, pursuant to the Collateral Agreement, BPIII granted a Security Interest in 100% of the outstanding stock of RGHI (the “Stock”) to the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, on and as of the date hereof, the Stock will be contributed by BPIII to Beverage Packaging Holdings (Luxembourg) V S.A. (“BPV”) a newly-formed direct subsidiary of BPIII (the “Stock Contribution”);

WHEREAS, BPV will pledge the Stock to the Collateral Agent pursuant to Section 2.01 of the Collateral Agreement;

WHEREAS, as a result of the Stock Contribution, BPIII will no longer own or hold any Pledged Collateral;

WHEREAS, pursuant to Section 2.02(d) of the First Lien Intercreditor Agreement, the Collateral Agent, acting on instructions of the Applicable Representative, has the right to release Liens on Shared Collateral (as defined therein) (other than releases of all or substantially all of such Collateral);

WHEREAS, pursuant to Section 5.09(b) of the Collateral Agreement, the Collateral Agreement may be modified pursuant to an agreement in writing entered into by the Collateral Agent and the Loan Party with respect to which such modification is to apply;

WHEREAS, pursuant to Section 5.15(c) of the Collateral Agreement, upon the effectiveness of any written consent under any Loan Document to the release of the Security Interest granted thereby in any Collateral, the Security Interest in such Collateral shall be automatically released;

NOW, THEREFORE, in consideration of the promises and other agreements herein contained, the parties hereto hereby agree as follows:

1. Release of Security Interest. The Collateral Agent (acting on written instructions of the Applicable Representative), on behalf of the Secured Parties, hereby irrevocably and unconditionally releases its Security Interest in the Stock granted to it by BPIII. Upon the consummation of the transactions contemplated to occur on the date hereof as described herein, the Collateral Agent hereby authorizes Debevoise & Plimpton LLP (at the expense of Debevoise & Plimpton LLP) to file a release of the financing statement set forth on Schedule A attached hereto previously filed, to reflect such release of its lien and security interest in the Collateral.

2. Release of Grantor. The Collateral Agent (acting on written instructions of the Applicable Representative), on behalf of the Secured Parties hereby irrevocably and unconditionally releases and forever discharges, from and as of the date hereof, BPIII, and its respective Representatives from any and all Liabilities arising in connection with the Collateral Agreement or the transactions contemplated thereby. For purposes of this Section 2, “Representatives” shall mean, with respect to BPIII, any officers, directors, agents, employees, representatives and attorneys of BPIII and “Liabilities” shall mean any past, present and future actions, causes of action, suits, debts, liens, contracts, rights, agreements, obligations, promises, liabilities, claims, counterclaims, demands, damages, controversies, losses, costs and expenses of any kind, in law or in equity, whether now existing or hereafter arising, known or unknown. The execution and delivery of this Agreement and any documents pertaining hereto is without recourse to, or representation or warranty by, the Collateral Agent or any Secured Party.

3. Binding Effect; Inurement. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

4. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

5. Counterparts. This Agreement may be executed in counterparts of the parties hereof, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

6. Section Headings, etc. The headings of sections contained in this Agreement are provided for convenience only. Such headings of sections form no part of this Agreement and shall not affect its construction or interpretation.

7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ Catherine F. Donohue
Name:	Catherine F. Donohue
Title:	Vice President

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L.

By:	/s/ Helen Dorothy Golding
Name:	Helen Dorothy Golding
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERMINATION AND RELEASE AGREEMENT]

Schedule A

1.	A financing statement on form UCC-1, naming BPIII as debtor and the Collateral Agent as secured party, in the form attached hereto and marked as Exhibit “A”, filed with the Recorder of Deeds in the District of Columbia on November 9, 2009, and assigned file number 2009122301.